INTERNATIONAL ASSETS ANNOUNCES BOARD AND EXECUTIVE CHANGES

New York -- November 22, 2004 -- International Assets Holding Corporation (the "Company"; NASDAQ: IAAC) today announced changes in board composition and executives decided at the Company's November 18, 2004 board meeting.
    Ed Cofrancesco resigned from the board of directors and his position as Chief Operating Officer. Mr. Cofrancesco will remain with the Company through March, 2005.
    Justin Wheeler was appointed to fill the board seat vacated by Mr. Cofrancesco. Mr. Wheeler is an executive of Leucadia National Corporation, one of the Company's largest shareholders.
    Brian Sephton was appointed the Company's Chief Financial Officer with effect from January 1, 2005. Mr. Sephton is an experienced international executive with an accounting and legal background.
    John Hinz was appointed Group Controller with effect from January 1, 2005. Mr. Hinz will remain CFO of INTL Trading, Inc, the Company's core activity and largest subsidiary.

Diego Veitia, Executive Chairman, said "We greatly appreciate Ed Cofrancesco's contributions to the Company and wish him well for the future. We are very pleased to welcome Justin Wheeler to our board and look forward to drawing on his experience and guidance."

Sean O'Connor, CEO, said "I am confident these changes position the Company well for continued growth and diversification. Brian's international experience will be particularly beneficial as we expand our range of activities and geographic locations."

About International Assets Holding Corporation (Nasdaq IAAC).

International Assets Holding Corporation and its subsidiaries (the "Company") form a financial services group focused on select international markets. The Company uses its capital and expertise to facilitate wholesale cross-border financial flows through market making and trading of international financial instruments and commodities. The Company's activities are currently divided into four functional areas; international equities market-making, international debt capital markets, commodities/foreign exchange trading and asset management. Additional information regarding the Company is available on the Company's web site at www.intlassets.com.

Certain statements in this document may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve known and unknown risks and uncertainties, many of which are beyond the Company's control, including adverse changes in economic, political and market conditions, losses from the Company's market-making and trading activities arising from counter-party failures and changes in market conditions, the possible loss of key personnel, the impact of increasing competition, the impact of changes in government regulation, the possibility of liabilities arising from violations of federal and state securities laws and the impact of changes in technology in the securities and commodities brokerage industries. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reasonable assumptions, there can be no assurances that the actual results, performance or achievement of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.

Contact: Scott Branch, President
International Assets Holding Corporation
New York, NY 10017
Scott Branch, Phone (888) 345-4685 x 335